VIRTUS ETF TRUST II 485BPOS

Exhibit 99(h)(4)

AMENDMENT

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment dated July 12, 2021 (“Effective Date”) is by and between VIRTUS ETF TRUST II (the “Trust”) and THE BANK OF NEW YORK MELLON (the “Bank”).

BACKGROUND:

A.	The Trust and the. Bank are parties to a Transfer Agency and Service Agreement dated as of December 17, 2015, as amended to date, (the “Agreement”) relating to the Bank’s provision of services to the Trust and its series (each a “Series”).

B.	The parties desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	Appendix I to the Agreement is hereby deleted and replaced in its entirety with Appendix I attached hereto.

2.	Miscellaneous.

(a)	As amended and supplemented hereby, the Agreement shall remain in full force and effect.

(b)	The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

VIRTUS ETF TRUST II

On behalf of each Series identified on Appendix
I attached to the Agreement

By:
Name:	WILLIAM J. SMALLEY
Title:	PRESIDENT

THE BANK OF NEW YORK MELLON

By:
Name:	Donald Brophy
Title:	Vice President

APPENDIX I

SERIES

Virtus Newfleet Dynamic Credit ETF

Virtus Seix Senior Loan ETF

Virtus Terranova U.S. Quality Momentum ETF

Virtus Newfleet ABS/MBS ETF

Virtus Duff & Phelps Clean Energy ETF